SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 5, 2006
Santander BanCorp
(Exact name of registrant as specified in its charter)

Puerto Rico	001-15849	66-0573723

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 Ponce de León Avenue, San Juan, Puerto Rico		00917

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (787) 777-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.136-4(c))

Item 8.01 Other Events
SIGNATURE

Item 8.01 Other Events
     On October 5, 2006, the initial purchaser of all the outstanding Trust Preferred Securities (the “Preferred Securities”) of Santander PR Capital Trust I (the “Trust”), a Delaware statutory trust and a subsidiary of Santander BanCorp (the “Company”), completed the sale of the Preferred Securities to a Puerto Rico institutional investor in a private transaction pursuant to Rule 144A under the Securities Act of 1933, as amended. The Preferred Securities were sold at a price of $25 per Preferred Security, plus accrued interest to the date of the closing. The Preferred Securities had been originally issued and sold by the Trust, on February 28, 2006, to the initial purchaser in a private placement. In connection with the original issuance of the Preferred Securities, the Company issued junior subordinated debentures to the Trust.
     Prior to the consummation of the sale, the Company, the Trust and the initial purchaser of the Preferred Securities approved certain amendments to the terms of the Preferred Securities to: (i) reduce the rate of interest payable on the junior subordinated debentures from 7.00% per annum to 6.75% per annum, for interest periods (as defined in the Indenture governing the junior subordinated debenture) commencing on January 1, 2007; (ii) reduce the rate at which distributions are payable on the Preferred Securities from 7.00% per annum to 6.75% per annum, for distribution periods (as defined in the Amended and Restated Declaration of Trust and Trust Agreement setting forth the terms of the Preferred Securities) commencing on January 1, 2007; and (iii) terminate a registration rights agreement with the initial purchaser relating to the Preferred Securities, including any rights of the initial purchaser or any other parties arising under such registration rights agreement.
     In connection with the amendments, the Preferred Securities have been re-designated as “6.75% Trust Preferred Securities” of the Trust. The junior subordinated debentures of the Company have also been re-designated as “6.75% Junior Subordinated Debenture, Series A, due July 1, 2037”.
     Following the amendments, the Preferred Securities continue to be fully and unconditionally guaranteed by the Company (to the extent described in the guarantee agreement between the Company and the guarantee trustee, for the benefit of the holders from time to time of the Preferred Securities).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: October 11, 2006

SANTANDER BANCORP
By:	/s/ Carlos M. García
	Name:	Carlos M. García
	Title:	Senior Executive Vice President and Chief Operating Officer